Exhibit 10.14

	Geschäftsführeranstellungsvertrag		Managing Director’s Service Agreement
	zwischen		between
(1)	ROFIN-SINAR Laser GmbH, Berzeliusstraße 87, 22113 Hamburg,	(1)	ROFIN-SINAR Laser GmbH, Berzeliusstraße 87, 22113 Hamburg,
	- nachstehend „Gesellschaft“ genannt -		- hereinafter referred to as “the Company” -
(2)	CBL Verwaltungsgesellschaft mbH, Petersbrunnerstraße 1b, 82319 Starnberg,	(2)	CBL Verwaltungsgesellschaft mbH, Petersbrunnerstraße 1 b, 82319 Starnberg,
	- nachstehend „CBL Verwaltungsgesellschaft mbH“ genannt -		- hereinafter referred to as “CBL Verwaltungsgesellschaft mbH” -
	und		and
(3)	Herrn Thomas Merk, Wettersteinstr. 12, 82335 Berg	(3)	Mr. Thomas Merk, Wettersteinstr. 12, 82335 Berg
	- nachstehend „Geschäftsführer“ genannt -		- hereinafter referred to as “Managing Director” -
1	Aufhebung des bestehenden Geschäftsführeranstellungsvertrages und Abschluss eines neuen Geschäftsführeranstellungsvertrags		Termination of the existing managing director’s service agreement and conclusion of a new managing director’s service agreement
1.1
Der Geschäftsführer ist derzeit Geschäftsführer der CBL Verwaltungsgesellschaft mbH. Der zwischen dem Geschäftsführer und der CBL Verwaltungsgesellschaft mbH abgeschlossene Geschäftsführeranstellungsvertrag wird hiermit mit Wirkung zum 30.06.2015 aufgehoben.

Currently the Managing Director is managing director of CBL Verwaltungsgesellschaft mbH. The managing director’s service agreement existing between the Managing Director and CBL Verwaltungsgesellschaft mbH is hereby terminated with effect as of 30 June 2015.

1.2
Der Geschäftsführer soll weiterhin als Geschäftsführer der CBL Verwaltungsgesellschaft mbH bestellt bleiben. Zusätzlich wird er durch Beschluss der Gesellschafterversammlung der Gesellschaft ab dem 01.07.2015 zum Geschäftsführer der Gesellschaft bestellt.

The Managing Director should continue to be appointed as managing director of CBL Verwaltungsgesellschaft mbH. In addition, with effect from 01.07.2015 the Managing Director is appointed as managing director of the Company by resolution of the shareholders’ meeting.

1.3
Zwischen der Gesellschaft und dem Geschäftsführer wird dieser Geschäftsführervertrag geschlossen. Die Tätigkeit für sämtliche Konzerngesellschaften, insbesondere der CBL Verwaltungsgesellschaft mbH, ist durch die nach diesem Vertrag von der Gesellschaft zu zahlende Vergütung abgegolten.

Between the Company and the Managing Director such Managing Director’s Service Agreement is entered into. The services for any group companies, in particular for CBL Verwaltungsgesellschaft mbH, are covered by the remuneration to be paid by the Company under this Agreement.

2	Aufgaben und Pflichten des Geschäftsführers		Duties and obligations of the Managing Director
2.1
Der Geschäftsführer hat die Geschäfte der Gesellschaft mit der Sorgfalt eines ordentlichen und gewissenhaften Kaufmannes nach Maßgabe der gesetzlichen Bestimmungen, insbesondere den Bestimmungen des GmbH-Gesetzes, dem Gesellschaftsvertrag, den Beschlüssen der Gesellschafterversammlung und der Geschäftsordnung für die Geschäftsführung sowie der nachstehenden Regelungen zu führen. Die Parteien sind sich darüber einig, dass die Geschäftsordnung aus November 1994 keine Anwendung findet.

The Managing Director is required to conduct the business of the Company with the diligence of a prudent businessman and in accordance with the statutory provisions, in particular with the provisions of the German Act on Limited Liability Companies (GmbH-Gesetz), the Company’s articles of association, the resolutions of the shareholders’ meeting and the Company’s rules and regulations for the management and the following provisions. The Parties mutually agree that the Company’s rules and regulations for the management dated November 1994 do not apply.

2.2
Der Geschäftsführer hat den Weisungen der Gesellschafter und der Muttergesellschaft des Konzerns zu folgen. Auf Verlangen der Gesellschaft wird er - ohne gesonderte Vergütung - auch in mit der Gesellschaft verbundenen Unternehmen die Geschäftsführung und/oder andere Positionen übernehmen und wird seine Leistungen in einer Weise erbringen, die gemäß dem geltenden Recht im Einklang mit seinen Fürsorgepflichten und Verantwortlichkeiten für und Organisationsdokumenten der verbundenen Unternehmen steht. Der Geschäftsführer wird als CEO der ROFIN-SINAR Technologies Inc. bestellt und wird in dieser Funktion an das Board berichten.

The Managing Director shall comply with the instructions of the shareholders and the parent company of the group. On the Company’s request, the Managing Director shall take over - without separate remuneration - the management of and/or other positions in companies which are affiliated with the Company; and shall perform in a manner consistent with his fiduciary duties and responsibilities to, and organizational documents of, each such affiliated entity in accordance with applicable law. The Managing Director will be appointed as CEO of ROFIN-SINAR Technologies Inc. and as such reporting to the board.

Der Geschäftsführer ist nicht zur Übernahme oder Beibehaltung einer Geschäftsführung oder sonstigen Position der Muttergesellschaft des Konzernes (ROFIN-SINAR Technologies Inc., Plymouth) oder in einem mit der Gesellschaft verbundenem Unternehmen verpflichtet, wenn die jeweilige Gesellschaft den Geschäftsführer nicht entsprechend den Vereinbarungen zur Innenhaftung (Ziffer 14) von der Haftung befreit sowie zur Außenhaftung (Ziffer 15) von der Haftung freistellt. Soweit dies von einer Gesellschaft nicht erfüllt wird, ist der Geschäftsführer jederzeit berechtigt, das entsprechende Amt abzulehnen oder niederzulegen und seine Tätigkeit insoweit nicht aufzunehmen oder einzustellen.

The Managing Director is not obliged to take over or maintain a company management or any other position in the parent company of the group (ROFIN-SINAR Technologies Inc., Plymouth) or in a company affiliated with the Company, if the respective company does not indemnify the Managing Director in accordance with the agreement regarding internal liability (Section 14) as well as regarding external liability (Section 15). Insofar as this is not fulfilled by a Company, the Managing Director shall be entitled at any time to reject or withdraw from the respective position and insofar to refuse to begin his work or to cease work.

2.3
Keine Regelung in diesem Vertrag schließt das Recht der Parteien, weder des Geschäftsführers noch eines verbundenen Unternehmens aus, seine Rechte gegenüber der anderen Partei nach dem geltenden Recht durchzusetzen.
Nothing herein shall preclude the right of either the Managing Director or any affiliated company from enforcing his or its rights against the other under any such other applicable law.
3	Vertretungsmacht und Geschäftsführung	Power of representation and business management
3.1
Ist nur ein Geschäftsführer bestellt, vertritt er die Gesellschaft. Sind mehrere Geschäftsführer bestellt, so wird die Gesellschaft durch zwei Geschäftsführer gemeinsam oder durch einen Geschäftsführer gemeinsam mit einem Prokuristen vertreten.

If only one managing director is appointed, such managing director shall solely represent the Company. If more than one managing director is appointed, the Company shall be jointly represented by either two managing directors or a managing director acting together with an authorized representative (Prokurist).

3.2	Der Geschäftsführer ist von den Beschränkungen des § 181 BGB nicht befreit.	The Managing Director is not exempt from the restrictions of § 181 of the German Civil Code (BGB).
3.3	Die Gesellschaft kann die Vertretungsbefugnis jederzeit ändern.	The Company can change the authority to represent at any time.
3.4
Rechtsgeschäfte und Maßnahmen, die über den gewöhnlichen Geschäftsbetrieb hinausgehen, bedürfen in jedem Fall der vorherigen Zustimmung der Gesellschafter. Der Geschäftsführer hat insbesondere die sich aus der Satzung und der jeweiligen Geschäftsordnung ergebenden Beschränkungen zu beachten (wobei sich die Parteien darüber einig sind, dass die Geschäftsordnung aus November 1994 keine Anwendung findet). Die Gesellschaft ist berechtigt, den Kreis der zustimmungsbedürftigen Rechtsgeschäfte und Rechtshandlungen jederzeit zu ändern.

Legal transactions and actions exceeding the Company’s ordinary course of business require in any case the prior consent of the shareholders. The Managing Director has to comply, in particular, with the restrictions arising from the articles of association and the respective internal management rules (whereas the Parties mutually agree that the Company’s rules and regulations for the management dated November 1994 do not apply). The Company is entitled to change the range of legal transactions and actions requiring prior approval at any time.

3.5
Die Gesellschaft ist berechtigt, einen Beirat oder Gesellschafterausschuss einzurichten und die Befugnis zur Zustimmung gemäß Ziffer 3.4 diesem Beirat oder Gesellschafterausschuss zu übertragen. Die Parteien sind sich darüber einig, dass derzeit kein Beirat und Gesellschafterausschuss existieren.

The Company is entitled to set up an advisory board or a shareholders’ committee and to confer the authority of consent pursuant to sec. 3.4 to the advisory board or the shareholders’ committee. The Parties mutually agree that there is currently no advisory board and no shareholders’ committee.

3.6
Die Gesellschaft behält sich das Recht vor, jederzeit (i) weitere Geschäftsführer zu bestellen, (ii) die Geschäftsverteilung zwischen mehreren Geschäftsführern neu zu regeln und (iii) einen von mehreren Geschäftsführern zum Vorsitzenden der Geschäftsführung zu ernennen. Sie behält sich ferner das Recht vor, dem Geschäftsführer einen anderen Geschäftsbereich innerhalb der Gesellschaft unter Berücksichtigung seiner Qualifikationen und Fähigkeiten zuzuweisen und ihn an einen anderen Tätigkeitsort im Großraum München zu versetzen. Die Gesellschaft behält sich weiterhin vor, eine Geschäftsordnung für die Geschäftsführung zu beschließen (dabei sich die Parteien darüber einig sind, dass die Geschäftsordnung aus November 1994 keine Anwendung findet) und diese jederzeit zu ändern. Änderungen dieser Geschäftsordnung werden dem Geschäftsführer jeweils unverzüglich bekannt gegeben.

The Company reserves the right, at any time, to (i) appoint further managing directors, (ii) revise the allocation of duties among several managing directors, and (iii) appoint one of several managing directors as chairman of the management. The Company further reserves the right to assign the Managing Director another business unit within the Company in accordance with his qualifications and skills and to transfer the Managing Director to another place of operation within the Munich area. Furthermore, the Company reserves the right to adopt internal management rules (whereas the Parties mutually agree that the Company’s rules and regulations for the management dated November 1994 do not apply) and to amend such rules at any time. Any amendments to these internal management rules shall be notified to the Managing Director without undue delay.

4	Nebentätigkeit	Sideline employment
4.1
Der Geschäftsführer stellt seine gesamte Arbeitskraft, fachlichen Kenntnisse und Erfahrungen ohne Einschränkung der Gesellschaft zur Verfügung. Die Übernahme einer entgeltlichen oder unentgeltlichen Nebentätigkeit, von Ehrenämtern sowie von Aufsichtsrats-, Beirats- oder ähnlichen Mandaten bedarf der vorherigen schriftlichen Zustimmung der Gesellschafterversammlung. Zum Zwecke der Klarstellung sind sich die Parteien darüber einig, dass die vorstehende Regelung den Geschäftsführer nicht an Tätigkeiten für irgendeine andere Konzerngesellschaft und insbesondere nicht an einer Tätigkeit als Mitglied des Boards hindert.

The Managing Director shall fully devote his entire working capacity, professional knowledge and experience to the Company. The assumption of any sideline employment - be it against or without remuneration -, of honorary offices and of supervisory board, advisory board or similar offices requires the prior written consent of the shareholders’ meeting. For the sake of clarification, the parties mutually agree that the aforementioned provision does not prevent the Managing Director from any activities for any other group company and in particular does not prevent him from being a member of the board.

4.2
Der Geschäftsführer verpflichtet sich, die Gesellschaft auch vor der Übernahme öffentlicher Ämter und Ehrenämter schriftlich zu unterrichten. Soweit für die Übernahme des Amtes keine rechtliche Verpflichtung besteht, bedarf diese der vorherigen Zustimmung der Gesellschafterversammlung.

The Managing Director undertakes to notify the Company in writing also before he assumes any public offices or honorary offices. As far as there is no legal obligation for the assumption of the office, the prior consent of the shareholders’ meeting is required.

4.3
Das Zustimmungserfordernis gilt entsprechend für die Beteiligung an fremden Firmen, die Wettbewerber, Kunden oder Zulieferer der Gesellschaft sind, wenn der Geschäftsführer durch seine Beteiligung einen direkten Einfluss auf die Geschäftsbeziehung zwischen der Gesellschaft und dem Fremdunternehmen ausüben kann.

The requirement of consent also applies to the ownership-participation in other companies which are competitors, customers or suppliers of the Company, if the Managing Director may exert direct influence on the business relation between the Company and the other company.

4.4
Veröffentlichungen und Vorträge, die den Interessenbereich der Gesellschaft berühren oder sonstige Rückschlüsse auf die Gesellschaft zulassen, bedürfen ebenfalls der vorherigen Zustimmung der Gesellschafterversammlung.
Publications and lectures which affect the interests of the Company or which allow conclusions to be drawn about the Company also require the prior consent of the shareholders’ meeting.
5	Arbeitszeit	Hours of work
5.1	Der Geschäftsführer ist nicht an bestimmte Arbeitszeiten gebunden, er wird den Umfang seiner Tätigkeit und seiner Arbeitszeiten so einrichten, wie es das Wohl der Gesellschaft erfordert.
The Managing Director is not bound to specific working hours. The Managing Director shall determine the scope of his work and his working hours in accordance with the business requirements of the Company.

5.2	Mit der Vergütung ist jede Tätigkeit des Geschäftsführers abgegolten.	The remuneration compensates all work of the Managing Director.
6	Vergütung	Remuneration
6.1	Der Geschäftsführer erhält ein Jahresgehalt in Höhe von € 325.000,00 brutto, zahlbar in 12 monatlichen Raten am Ende eines jeden Monats.	The Managing Director receives an annual remuneration amounting to € 325,000.00 gross, payable in 12 monthly instalments at the end of each month.

6.2
Der Geschäftsführer nimmt am jeweils geltenden Bonusprogramm der Gesellschaft nach Festlegung des Compensation Committee des Board of Directors der ROFIN-SINAR Technologies Inc. teil. Die Bedingungen und die Höhe des Bonus stehen im Ermessen des Committees und wird jährlich neu festgesetzt unter der Voraussetzung, dass der Bonus auf 70% des Jahresgehalts nach Ziffer 6.1 bei 100% Zielerreichung festgelegt wird.

The Managing Director participates in the bonus scheme of the Company as amended from time to time, and as determined by the Compensation Committee of the board of directors of ROFIN-SINAR Technologies Inc. The terms and amount of the bonus are at the discretion of the Committee and is determined on an annual basis; provided however that the bonus shall be fixed at 70% of the annual remuneration according to sec. 6.1 in case of a target achievement of 100%.

6.3	Versicherungsschutz (z.B. auf Dienstreisen) richtet sich nach den jeweils gültigen Richtlinien.	Insurance coverage (e.g. during business travel) is based upon the applicable policies as amended from time to time.
6.4	Soweit Beginn und/oder Ende der Laufzeit dieses Vertrags sich nicht mit dem Geschäftsjahr decken, werden die Bezüge pro rata temporis des betreffenden Geschäftsjahres berechnet.	If the beginning and/or end of the term of this Agreement are not identical with the financial year, the remuneration shall be paid pro rata temporis in relation to the respective fiscal year.
6.5
Im Todesfall werden dem überlebenden Ehegatten bzw. den unterhaltsberechtigten Kindern das Gehalt für den Sterbemonat und sechs weiter Monate bezahlt. Etwaige Hinterbliebenenbezüge werden darauf angerechnet.

In case of death, the surviving spouse or the children entitled to maintenance shall receive the salary for the months of death and for further six months. Any possible survivors’ pension will be deducted.

6.6
Die Gesellschaft erstattet dem Geschäftsführer alle im Zusammenhang mit der Ausübung der Tätigkeit anfallenden erforderlichen Auslagen. Auf Verlangen hat der Geschäftsführer die entsprechenden Belege als Nachweis vorzulegen.

The Company shall reimburse all reasonable out-of-pocket expenses necessarily incurred by the Managing Director while performing the business of the Company. The Managing Director will provide evidence of such expenses as the Company may reasonably require.

6.7
Die für den Geschäftsführer bei der Allianz Pensionskasse AG und bei der Swiss Life AG bestehende, durch Entgeltumwandlung finanzierte betriebliche Altersversorgung wird durch die Gesellschaft (nach wie vor durch Entgeltumwandlung) fortgeführt soweit dies nach den Versicherungsbedingungen und Vereinbarungen mit der Allianz Pensionskasse AG und der Swiss Life AG wirtschaftlich angemessen möglich ist.

The pension plan of the Managing Director existing at Allianz Pensionskasse AG and Swiss Life AG which are financed by contributions from deferred compensation will be continued by the Company (still by deferred compensation) as far as commercially reasonably possible according to the insurances’ terms and conditions and according to the agreements with Allianz Pensionskasse AG and Swiss Life AG.

7	Dienstwagen	Company Car
7.1
Die Gesellschaft stellt dem Geschäftsführer für seine Tätigkeit nach Maßgabe der jeweils gültigen Dienstwagenordnung einen Dienstwagen der Kategorie Audi A 6 oder ein vergleichbares Fahrzeug zur dienstlichen und privaten Nutzung zur Verfügung.

The Company provides for a company car of the category Audi A 6 or a similar car for the business and the private use to the Managing Director according to the company car policy as amended from time to time.

8	Urlaub	Vacation
8.1
Der Geschäftsführer erhält kalenderjährlich 30 Arbeitstage Erholungsurlaub. Arbeitstage sind die Wochentage von Montag bis Freitag. Der Urlaub ist in Abstimmung mit den anderen Geschäftsführern und unter Berücksichtigung der geschäftlichen Notwendigkeiten, einschließlich derer der Muttergesellschaft des Konzerns, zu nehmen.

The Managing Director is entitled to 30 working days paid leave per calendar year. Working days are the weekdays from Monday to Friday. Any vacation has to be taken in coordination with the other managing directors and in consideration of the business requirements, including those of the parent company of the group of companies.

8.2
Bei Beginn und/oder Ende des Dienstverhältnisses während des Kalenderjahres steht dem Geschäftsführer für jeden vollen Monat des Anstellungsvertrages ein anteiliger Urlaubsanspruch zu. Der Urlaub ist im Kalenderjahr zu nehmen. Eine Übertragung auf das Folgejahr bedarf der vorherigen Zustimmung der Gesellschafterversammlung.

If the Agreement begins and/or ends within a calendar year, the Managing Director is entitled to receive the pro rata amount of leave for each full month of the Service Agreement. The vacation has to be taken within the calendar year. A transfer to the following calendar year requires the prior approval of the shareholders’ meeting.

9	Dienstverhinderung und Arbeitsunfähigkeit	Inability to work through absence and sickness
9.1
Der Geschäftsführer ist verpflichtet, den anderen Geschäftsführern und der Muttergesellschaft des Konzerns, der ROFIN-SINAR Technologies Inc. jede Dienstverhinderung oder Verlängerung einer Dienstverhinderung und ihre voraussichtliche Dauer unabhängig von ihrem Grund unverzüglich anzuzeigen. Auf Verlangen sind die Gründe der Dienstverhinderung mitzuteilen.

The Managing Director is obliged to notify the other managing directors and the parent company of the group, ROFIN-SINAR Technologies Inc., without undue delay of any inability to work or prolongation of such inability and its expected duration regardless of its reason. Upon demand, the reasons for the inability to work must be given.

9.2
Ist der Geschäftsführer durch Krankheit gehindert, seine Dienste der Gesellschaft zur Verfügung zu stellen, ohne dass ihn hieran ein Verschulden trifft, so erhält er eine Entgeltfortzahlung entsprechend den Regelungen des Entgeltfortzahlungsgesetzes in der jeweils gültigen Fassung.

In case of non-culpable inability to work due to illness of the Managing Director, he shall receive continued payment of his salary according to the German Act on Continued Remuneration in Case of Illness (Entgeltfortzahlungsgesetz) as applicable from time to time.

9.3	Dauert die Arbeitsunfähigkeit länger als sechs Wochen, erhält der Geschäftsführer wenn er	If the inability to work lasts longer than six weeks, the managing director is entitled to the following payments

* der gesetzlichen Krankenversicherung angehört bis zu weiteren 72 Wochen einen Zuschuss zum Krankengeld. Der Zuschuss wird so berechnet, dass er - nach Abzug der auf ihn entfallenden Steuern - dem Unterschied zwischen dem letzten Nettoeinkommen und dem Krankengeld der gesetzlichen Krankenkasse entspricht.

* if he is insured under a statutory health insurance, he receives an allowance in addition to the sick pay for up to 72 weeks. The allowance is calculated in a way that it amounts (after the reduction of any taxes) to the difference between the most recent net salary and the actually paid sick pay by the statutory health insurance.

	* nicht der gesetzlichen Krankenversicherung angehört, für bis zu weitere 72 Wochen das letzte Bruttogehalt.	* if he is not insured under a statutory health insurance, he receives the last gross salary for a period of up to 72 weeks.
9.4	Auf den Krankengeldzuschuss entfallende Steuern und ggf. anfallende Sozialversicherungsbeiträge sind von dem Geschäftsführer zu tragen.	Taxes payable with regard to the sick pay allowance and social contributions, if any, shall be borne by the Managing Director.
9.5	Bei wiederholter Erkrankung gelten die Grundsätze des Entgeltfortzahlungsgesetzes in der jeweiligen Fassung entsprechend.	In the event of repeated illness, the provisions of the German Act on Continued Remuneration in Case of Illness (Entgeltfortzahlungsgesetz) as applicable from time to time shall apply accordingly.
9.6
Kann der Geschäftsführer aufgrund gesetzlicher Vorschriften von einem Dritten Ersatz des Schadens verlangen, der ihm durch die Arbeitsunfähigkeit entstanden ist, so geht dieser Anspruch insoweit auf die Gesellschaft über, als diese dem Geschäftsführer Gehalt nebst Sonderleistungen gewährt und darauf entfallende, von der Gesellschaft zu tragende Beiträge zur gesetzlichen Sozialversicherung abgeführt hat. Der Geschäftsführer ist verpflichtet, der Gesellschaft die zur Erhebung der Ansprüche erforderlichen Auskünfte unverzüglich zu erteilen und an der Geltendmachung und Durchsetzung mitzuwirken.

If the Managing Director is legally entitled to demand damages from a third party due to his inability to work, these claims are transferred to the Company to the extent that the Company grants to the Managing Director a salary plus fringe benefits and has paid any contributions attributable thereto which are to be borne by the Company to the statutory social security system. The Managing Director is obliged to provide the Company without undue delay with the information necessary to enforce such claims and to co-operate with and assist the Company in asserting and enforcing such claims.

10	Arbeitsergebnisse, Erfindungen, Urheberrechte	Work results, inventions, intellectual property rights
10.1
Sämtliche Arbeitsergebnisse aus der Tätigkeit des Geschäftsführers für die Gesellschaft oder ein mit dieser verbundenes Unternehmen stehen im Eigentum der Gesellschaft. Insbesondere stehen sämtliche Arbeitsergebnisse aus der Tätigkeit des Geschäftsführers für die CBL Verwaltungsgesellschaft mbH in deren Eigentum.

Any work results of the Managing Director’s work for the Company or an affiliated company of the Company are the sole property of the Company. In particular any work results of the Managing Director’s work for CBL Verwaltungsgesellschaft mbH are the sole property of CBL Verwaltungs- gesellschaft mbH.

10.2
Diensterfindungen des Geschäftsführers und von diesem entworfene Geschmacksmuster stehen ohne gesonderte Vergütung der Gesellschaft zu. Der Geschäftsführer überträgt der Gesellschaft bereits jetzt sämtliche Rechte an diesen. Die Übertragung der Diensterfindungen sowie der Rechte an Geschmacksmustern auf die Gesellschaft ist mit dem vereinbarten Grundgehalt dauerhaft - auch für die Zeit nach einer Beendigung des Geschäftsführervertrages - abgegolten. Für freie Erfindungen des Geschäftsführers gelten die Vorschriften über Arbeitnehmererfindungen und die hierzu ergangenen Durchführungsvorschriften und Richtlinien entsprechend.

Service inventions of the Managing Director and design patents drafted by the Managing Director belong to the Company without separate remuneration. The Managing Director hereby already transfers all rights to these service inventions and design patents to the Company. The transfer of the service inventions and of the rights to the design patents to the Company is fully compensated with the base salary agreed also after the termination of the Managing Director’s Service Agreement. With regard to free inventions of the Managing Director, the provisions of the law for employee inventions and the related implementing regulations and guidelines shall apply accordingly.

10.3
Der Geschäftsführer überträgt der Gesellschaft mit Abschluss dieses Vertrags sämtliche ihm im Rahmen des Dienstverhältnisses erwachsenden Nutzungs- und Verwertungsrechte an Urheber-, Marken- und verwandten Schutzrechten ausschließlich und ohne inhaltliche, zeitliche oder räumliche Beschränkung. Die Übertragung dieser Rechte ist durch das vereinbarte Grundgehalt abgegolten und zwar auch für die Zeit nach Beendigung des Dienstverhältnisses.

Upon the signing of this Agreement, the Managing Director transfers all rights to use and exploit any intellectual property rights, trademark rights or any other related intellectual and proprietary rights resulting from the performance of the Managing Director under this Agreement exclusively to the Company without any limitation with regard to time, location and content. The transfer of such rights is fully compensated with the payment of the base salary also after the termination of this Agreement.

10.4
Sämtliche dem Geschäftsführer im Rahmen des Dienstverhältnisses mit der CBL Verwaltungsgesellschaft mbH bereits erwachsenen Nutzungs- und Verwertungsrechte an Urheber-, Marken- und verwandten Schutzrechten stehen ausschließlich und ohne inhaltliche, zeitliche oder räumliche Beschränkung der CBL Verwaltungsgesellschaft mbH zu. Die Übertragung dieser Rechte ist durch das Gehalt bereits abgegolten und zwar auch für die Zeit nach Beendigung des Dienstverhältnisses.

CBL Verwaltungsgesellschaft mbH is entitled to all rights to use and exploit any intellectual property rights, trademark rights or any other related intellectual and proprietary rights resulting from the performance of the Managing Director under the service agreement with CBL Verwaltungsgesellschaft mbH. This entitlement is exclusive without any limitation with regard to time, location and content. The transfer of such rights is fully compensated with the payment of the base salary also after the termination of this Agreement.

11	Laufzeit und Beendigung	Duration and notice of termination
11.1	Dieser Vertrag beginnt am 01.07.2015 und wird auf unbestimmte Zeit geschlossen.	This Agreement shall become effective on 01 July 2015 and shall be concluded for an indefinite period.
11.2
Die ordentliche Kündigung des Vertragsverhältnisses ist beiden Parteien mit einer Kündigungsfrist von 24 Monaten zum Ende eines Monats möglich. Jede für die Gesellschaft kraft Gesetzes verbindliche Verlängerung der Kündigungsfrist oder Veränderung des Beendigungszeitpunkts gilt auch für den Geschäftsführer.

Either party may terminate the Agreement by giving notice at least 24 months to the end of each month. Any statutory extension of the notice period or change of the relevant date of termination binding for the Company shall also be binding for the Managing Director.

11.3	Das Recht zur außerordentlichen Kündigung bleibt unberührt.	The right to give extraordinary notice of termination shall remain unaffected.
11.4
Wird der Geschäftsführer abberufen, so gilt dies zugleich als ordentliche Kündigung des Anstellungsvertrages seitens der Gesellschaft. Auch die Amtsniederlegung durch den Geschäftsführer gilt als ordentliche Kündigungserklärung, ohne dass es einer ausdrücklichen Erklärung hierzu bedarf.

The revocation of the appointment as Managing Director shall be deemed as ordinary termination of this Agreement by the Company. Furthermore, the resignation of the Managing Director shall be deemed as ordinary notice of termination without a further explicit statement being required.

11.5	Jede Kündigung bedarf zu ihrer Wirksamkeit der Schriftform.	Each notice must be made in writing in order to be effective.
11.6
Die Gesellschaft ist berechtigt, den Geschäftsführer im Zusammenhang mit einer Beendigung des Dienstverhältnisses, insbesondere nach einer Kündigung oder im Anschluss an den Abschluss eines Aufhebungsvertrags, ganz oder teilweise von seiner Pflicht zur Arbeitsleistung unter Fortzahlung des Gehalts freizustellen. Der Vertrag im Übrigen wird hiervon nicht berührt. Insoweit besteht insbesondere die Verschwiegenheitspflicht, das Wettbewerbsverbot und die Anrechnung anderweitigen Verdienstes gemäß § 615 S. 2 BGB fort. Etwaige Resturlaubsansprüche werden, ohne dass es einer dahingehenden Erklärung bedarf, mit der Freistellung abgegolten, soweit diese unwiderruflich erklärt wird.

The Company shall be entitled to release the Managing Director from his duties either in whole or in part upon termination of the service relationship, especially in the event of dismissal or subsequent to the conclusion of a cancellation agreement with continued payment of the salary. The other provisions of the Agreement shall not be affected thereby. To this effect, the confidentiality obligation and the non-competition obligation continue to apply, while other income will be credited against the compensation claims in accordance with section 615 sentence 2 BGB. As far as the leave of absence is irrevocably declared, any remaining leave entitlement shall be deemed settled without a separate notification being necessary.

11.7	Das Dienstverhältnis endet, ohne dass es einer Kündigung bedarf, mit Ablauf des Monats, in dem der Geschäftsführer die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht.
The Agreement with the Company will automatically end without any notice being necessary upon the end of the month in which the Managing Director reaches the standard age limit for old age pension under the statutory pension scheme.

11.8
Der Geschäftsführer verpflichtet sich, auf entsprechende Aufforderung, spätestens jedoch mit Beendigung des Vertrages, sämtliche Ämter und Funktionen, die er auf Wunsch der Gesellschaft oder im Zusammenhang mit seiner Geschäftsführertätigkeit ausgeübt hat, niederzulegen.

Upon request or upon termination of the Agreement at the latest, the Managing Director undertakes to resign from all offices and functions which he performed on the Company’s request or in conjunction with the position as Managing Director.

12	Nachvertragliches Wettbewerbsverbot, Vertragsstrafe	Post-contractual non-competition covenant, contractual penalty
12.1
Dem Geschäftsführer ist es untersagt, für die Dauer von 6 Monaten nach Beendigung des Arbeitsverhältnisses in selbständiger, unselbständiger oder sonstiger Weise - direkt oder indirekt - für ein Unternehmen tätig zu werden, das zu der Gesellschaft in direktem oder indirektem Wettbewerb steht oder mit einem Wettbewerbsunternehmen verbunden ist. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Das Verbot gilt auch zugunsten der mit der Gesellschaft verbundenen Unternehmen.

For a period of 6 months following the termination of the employment relationship, the Managing Director shall not engage, be it directly or indirectly, in any activity as a freelancer, employee or otherwise for any company competing directly or indirectly with the Company or for any company affiliated with a competitor. The Managing Director shall equally not be allowed to form or purchase such company or acquire any direct or indirect participation in any such company during the period of this covenant. This covenant shall also apply in favor of the companies affiliated with the Company.

12.2
Des Weiteren verpflichtet sich der Geschäftsführer, für einen Zeitraum von 6 Monaten nach Beendigung des Anstellungsvertrages keine Mitarbeiter - ob selbstständig oder unselbstständig - der Gesellschaft oder der mit ihr verbundenen Unternehmen mittelbar oder unmittelbar abzuwerben oder mit Abwerbeabsicht anzusprechen. Dies gilt auch für Mitarbeiter, die innerhalb von 12 Monaten vor Beendigung des Anstellungsvertrages bei der Gesellschaft oder einem mit ihr verbundenen Unternehmen ausgeschieden sind.

Furthermore, the Managing Director undertakes for a period of 6 months after the termination of the employment agreement not to entice away or endeavor to entice away - be it directly or indirectly - any individual employed or otherwise engaged in the Company or any affiliates of the Company. This also applies to individuals who left the Company or its affiliates within 12 months prior to the termination of the employment agreement.

12.3
Während der Dauer des Wettbewerbs- und Abwerbeverbotes erhält der Geschäftsführer eine Entschädigung, die für jedes Jahr des Verbots die Hälfte der vom Geschäftsführer zuletzt bezogenen vertragsmäßigen Leistungen beträgt. Anderweitigen Erwerb muss sich der Geschäftsführer gem. § 74c HGB auf die Entschädigung anrechnen lassen. Insoweit hat der Geschäftsführer der Gesellschaft jeweils zum Ende eines Quartals schriftlich mitzuteilen und auf Verlangen nachzuweisen, ob und in welcher Höhe er anderweitige Einkünfte bezieht. Die Entschädigung wird nach § 74b HGB am Monatsende gezahlt.

During the term of the non-competition and the non-solicitation covenant the Managing Director shall receive a compensation, which amounts for each year of the covenant to 50% of the contractual payments last received by the Managing Director. Other income of the Managing Director shall be set off against the compensation according to sec. 74c HGB (German Commercial Code). The Managing Director shall inform in writing and, upon request, prove to the Company at the end of each quarter whether and to which amount he receives other income. The compensation shall be paid at the end of a month according to sec. 74b HGB (German Commercial Code).

12.4
Für jede Handlung, durch die der Geschäftsführer das Verbot schuldhaft verletzt, hat er eine Vertragsstrafe in Höhe des letzten Bruttomonatsgehalts zu zahlen. Besteht die Verletzungshandlung in der kapitalmäßigen Beteiligung an einem Wettbewerbsunternehmen oder der Eingehung eines Dauerschuldverhältnisses (z. B. Arbeits-, Dienst-, Handelsvertreter- oder Beraterverhältnis), wird die Vertragsstrafe für jeden angefangenen Monat, in dem die kapitalmäßige Beteiligung oder das Dauerschuldverhältnis besteht, neu verwirkt (Dauerverletzung). Mehrere Verletzungshandlungen lösen jeweils gesonderte Vertragsstrafen aus, gegebenenfalls auch mehrfach innerhalb eines Monats. Erfolgen dagegen einzelne Verletzungshandlungen im Rahmen einer Dauerverletzung, sind sie von der für die Dauerverletzung verwirkten Vertragsstrafe mit umfasst. Bei Verwirkung mehrerer Vertragsstrafen ist der Gesamtbetrag der zu zahlenden Vertragsstrafen auf das Dreifache des letzten Bruttomonatsgehalts begrenzt. Die Geltendmachung eines weitergehenden Schadens ist nicht ausgeschlossen.

For every culpable infringement of the prohibition of competition the Managing Director shall be obliged to pay a contractual penalty amounting to the Managing Director’s last monthly gross salary. If the act of breach is committed by acquiring an equity interest in a competing company or by entering into a contract for the performance of a continuing obligation (e.g. employment, service, commercial agent or consultancy contract), the contractual penalty shall be newly incurred for each commenced month in which the equity interest or the contract for the performance of a continuing obligation exists (permanent breach). Several acts of breach shall each give rise to separate contractual penalties, also repeatedly within one month, as the case may be. If, on the other hand, individual acts of breach are committed within the scope of a permanent breach, they shall be covered by the contractual penalty incurred due to the permanent breach. The contractual penalty shall amount to a maximum of three times the last monthly gross salary in case of the incurrence of several contractual penalties. The assertion of damages exceeding the contractual penalty incurred shall be reserved.

12.5	Das Wettbewerbsverbot tritt nicht in Kraft, wenn das Arbeitsverhältnis endet, weil der Arbeitnehmer das gesetzliche Renteneintrittsalter erreicht hat.	The non-competition covenant shall not apply if the employment relationship ends because the Managing Director has reached the statutory age for old age pension.
12.6	Soweit vorstehende Regelungen nichts anders bestimmen, gelten die Regelungen der §§ 74 ff. HGB entsprechend; dies gilt insbesondere für die geltungserhaltende Reduktion nach § 74a HGB.
Unless stated otherwise above, sections 74 et seq. HGB (German Commercial Code) shall apply accordingly; this particularly applies to the preservative reduction (geltungserhaltende Reduktion) according to section 74a HGB.

13	Verschwiegenheitspflicht und Geschäftsunterlagen	Confidentiality and business documents
13.1
Der Geschäftsführer hat über alle Betriebs- und Geschäftsgeheimnisse der Gesellschaft, ihrer Gesellschafter und der mit der Gesellschaft verbundenen Unternehmen sowie über sonstige vertrauliche Informationen und Angelegenheiten, die ihm in seiner Eigenschaft als Geschäftsführer bekannt werden, während und auch nach Beendigung des Anstellungsvertrages Stillschweigen zu wahren. Als vertraulich gelten alle Informationen und Angelegenheiten, die entweder ausdrücklich als vertraulich bezeichnet wurden oder ersichtlich nur einem beschränkten Personenkreis zugänglich sind und nach dem Willen der Gesellschaft nicht der Allgemeinheit bekannt werden sollen. Die Verschwiegenheitspflicht erstreckt sich auch auf die vereinbarte Vergütung und vertrauliche Informationen bzgl. der mit der Gesellschaft verbundenen Unternehmen und ihrer Kunden.

During and after the termination of the Agreement with the Company, the Managing Director is obliged to remain silent about all business and operating secrets of the Company, its shareholders and the companies which are affiliated with the Company and about other confidential information and matters which he has gained knowledge of in his capacity as Managing Director. Any information and matters, which are explicitly marked as confidential or which are obviously accessible only to a limited group of persons and which, according to the intention of the Company, should not become known to the public shall be deemed confidential. The confidentiality obligation does also apply to the agreed compensation and confidential information relating to companies affiliated with the Company and their customers.

13.2	Soweit Tatsachen Dritten gegenüber in Erfüllung einer gesetzlichen oder vertraglichen Verpflichtung der Gesellschaft offen gelegt werden müssen, ist der Geschäftsführer dazu berechtigt.	As far as facts have to be disclosed to third parties in compliance with a statutory or contractual obligation of the Company, the Managing Director is entitled to do so.
13.3
Es ist dem Geschäftsführer untersagt, Unterlagen, Dokumente, Dateien (gleich welchen Speichermediums) oder Gegenstände der Gesellschaft, ihrer Gesellschafter und der mit der Gesellschaft verbundenen Unternehmen jedweder Art Dritten zur Verfügung zu stellen oder zugänglich zu machen, soweit dies nicht zur Erfüllung des Dienstverhältnisses und der Aufgaben des Geschäftsführers erforderlich ist. Vertrauliche Unterlagen, Dokumente, Dateien (gleich welchen Speichermediums) dürfen nur den Personen zugänglich gemacht werden, für die sie bestimmt sind.

The Managing Director must not provide or make accessible to any third party any records, documents, data (irrespective of the medium) or other objects of any kind of the Company, its shareholders and the companies which are affiliated with the Company, unless this is necessary for the performance of the service and the duties of the Managing Director. Confidential records, documents and data (irrespective of the medium) may only be made accessible to the person they are intended for.

13.4
Der Geschäftsführer wird alle die dienstliche Tätigkeit betreffenden Schriftstücke der Gesellschaft, ihrer Gesellschafter und der mit der Gesellschaft verbundenen Unternehmen einschließlich eigener Aufzeichnungen über geschäftliche und betriebliche Angelegenheiten oder Vorgänge sorgfältig vor Abhandenkommen schützen und bei Nichtgebrauch unter Verschluss halten.

The Managing Director shall protect all documents of the Company, its shareholders and the companies which are affiliated with the Company concerning his work, including his own records on business and operational matters of the Company with due care against loss and access by third parties and keep such documents locked away when not used.

13.5
Alle die Gesellschaft, ihrer Gesellschafter und der mit der Gesellschaft verbundenen Unternehmen und ihre Interessen berührenden Geschäftsunterlagen, insbesondere Unterlagen über Kunden und deren Konditionen, sind ohne Rücksicht auf den Adressaten ebenso wie alle sonstigen Geschäftsstücke und Arbeitsgeräte alleiniges Eigentum der Gesellschaft.

All business documents concerning the Company, its shareholders and the companies which are affiliated with the Company and their interests, in particular documents regarding customers and their conditions, as well as any other working materials and equipment are the sole property of the Company regardless of the addressee.

13.6
Auf Verlangen, spätestens aber bei Beendigung des Dienstverhältnisses, hat der Geschäftsführer sämtliche im Eigentum der Gesellschaft, ihrer Gesellschafter und/oder der mit der Gesellschaft verbundenen Unternehmen stehenden Gegenstände, Unterlagen, Dokumente und Dateien (gleich welchen Speichermediums) an diese herauszugeben und zu bescheinigen, dass er keine Gegenstände, Unterlagen, Dokumente und Dateien (gleich welchen Speichermediums) der Gesellschaft sowie Vervielfältigungen hiervon mehr im Besitz hat. Der Geschäftsführer wird der Gesellschaft spätestens am Tag der Beendigung des Dienstverhältnisses eine Aufstellung aller Passwörter, Schreibschutzcodes und ähnliche Zugangscodes, die der Geschäftsführer auf den von ihm im Betrieb genutzten PCs verwendet hat, zur Verfügung stellen. Zurückbehaltungsrechte jedweder Art sind ausgeschlossen.

Upon demand of the Company, at the latest, however, upon termination of this Agreement, the Managing Director shall return all objects, records, documents and data (irrespective of the medium) which are the property of the Company, its shareholders and/or of the companies which are affiliated with the Company and shall certify that he does no longer possess any objects, records, documents or data (irrespective of the medium) of the Company or duplicates thereof. The Managing Director shall provide the Company with a list of all passwords, write protection codes and other codes he used on the Company’s PCs at the latest upon termination of this Agreement. There are no rights of retention of any kind.

14	Innenhaftung gegenüber den Gesellschaften	Internal liability towards the Companies
14.1
Der Geschäftsführer haftet der Gesellschaft und der CBL Verwaltungsgesellschaft mbH (nachfolgend zusammen: „die Gesellschaften“) ausschließlich bei vorsätzlicher oder grob fahrlässiger Verletzung seiner Pflichten als Geschäftsführer.

The Managing Director shall only be liable towards the Company and CBL Verwaltungsgesellschaft mbH (hereinafter jointly referred to as: "the Companies") in cases of intentional or grossly negligent breach of his obligations as Managing Director.

14.2
Die Haftung des Geschäftsführers wegen Ansprüchen der Gesellschaften, auf die die Gesellschaften nicht wirksam verzichten können (beispielsweise § 9 b Abs. 1 GmbHG, § 43 Abs. 3 GmbHG) bleibt davon unberührt.

The liability of the Managing Director with regard to the Companies' claims, which the Companies cannot validly waive (for example Section 9 b paragraph 1 German Limited Liability Companies Act (GmbHG), Section 43 paragraph 3 GmbHG), shall remain unaffected thereby.

15	Außenhaftung des Geschäftsführers	External liability of the Managing Director
15.1	Die Gesellschaften und deren Gesellschafter stellen den Geschäftsführer von einer Haftung in seiner Eigenschaft als	The Companies and their shareholders indemnify the Managing Director from a liability in his function as
	* Geschäftsführer der Gesellschaften	* Managing Director of the Companies;
	* Geschäftsführer oder in sonstiger Position (insbesondere CEO) bei der Muttergesellschaft des Konzernes (ROFIN-SINAR Technologies Inc., Plymouth), und	* managing director or in any other position (including but not limited to CEO) at the parent company of the group of Companies (ROFIN-SINAR Technologies Inc., Plymouth); and
	* Geschäftsführer oder in sonstiger Position bei einem mit der Gesellschaft verbundenem Unternehmen soweit die Tätigkeit in dieser Funktion von der Gesellschaft verlangt wurde	* managing director or in any other position at a company affiliated with the Company to the extent his serving in such capacity is requested by the Company
	gegenüber Dritten frei, soweit der Geschäftsführer nicht vorsätzlich oder grob fahrlässig gehandelt hat.	towards third parties, provided that the Managing Director has not acted willfully or grossly negligent.
15.2
Die Gesellschaften übernehmen im Außenverhältnis gegenüber Dritten die Abwehr und (soweit notwendig) die Regulierung der Ansprüche gegenüber dem Geschäftsführer gemäß Ziffer 15.1 und die dadurch entstehenden Kosten.

In the external relationship towards third parties, the Companies shall take over the defense and (if applicable) the settlement of claims against the Managing Director pursuant to section 15.1 and bear the costs incurred thereby.

15.3
Die Freistellung des Geschäftsführers durch die Gesellschaften gemäß Ziffer 15.1 erstreckt sich auch auf Ansprüche, welche gegen den Geschäftsführer von den Gesellschaften oder der Muttergesellschaft des Konzernes (ROFIN-SINAR Technologies Inc., Plymouth) oder von einem mit der Gesellschaft verbundenem Unternehmen selbst wegen oder im Zusammenhang mit seiner Geschäftsführertätigkeit oder einer sonstigen Position in einer dieser Gesellschaften erhoben werden. Dies gilt unter der Voraussetzung, dass bezüglich der Muttergesellschaft des Konzerns keine solche Freistellung gilt, soweit dies nach geltendem US Bundes- oder Landesgesetz oder Vorschriften verboten ist.

The indemnification of the Managing Director by the Companies in accordance with section 15.1 also extends to claims, which are raised against the Managing Director by the Companies or the parent company of the group of Companies (ROFIN-SINAR Technologies Inc., Plymouth) or by a company affiliated with the Company due to or in connection with his management activities or any other position in one of the Companies; provided however that with respect to the parent company of the group no such indemnity shall apply to the extent prohibited by applicable US Federal or State laws or regulations.

15.4
Die Freistellung gegenüber Dritten ist durch die Gesellschaften dadurch zu leisten, dass die Gesellschaften oder deren Gesellschafter schuldbefreiend anstelle des Geschäftsführers an dessen Gläubiger leisten.

The indemnification towards third parties shall be effected by the Companies in such a way that the Companies or their shareholders make payments to the Managing Director's creditors with the effect of discharging the Managing Director.

15.5
Der hierin geregelte Freistellungsanspruch erlischt weder durch einen Gesellschafterwechsel noch durch die Abberufung des Geschäftsführers oder sonstigen Beendigung einer Position des Geschäftsführers.

This right to indemnification provided herein shall neither expire through a change of shareholders nor through the withdrawal of the Managing Director or any other termination of a position of the Managing Director.

15.6	Der Freistellungsanspruch ist nicht übertragbar. Rechte Dritter werden durch diese Vereinbarung nicht begründet.	The right to indemnification is not transferable. No third-party rights are created by this agreement.
16	D & O -Versicherungen	D & O insurances
16.1
Für die Tätigkeit des Geschäftsführers besteht eine oder mehrere Vermögensschadenshaftpflichtversicherung. Die Gesellschaften gewähren dem Geschäftsführer jederzeit auf sein Verlangen hin Einsicht in die Versicherungsunterlagen und legen die Belege über die Prämienzahlungen vor. Diese Verpflichtung bleibt auch nach Beendigung dieses Vertrages bestehen. Die D & O Versicherung wird die gleiche Deckung für den Geschäftsführer zur Verfügung stellen, die grundsätzlich auch für alle anderen Personen in vergleichbaren Positionen in der Gesellschaft und dem Konzern zur Verfügung steht (insbesondere als Director der Muttergesellschaft des Konzerns).

For the work of the Managing Director, one or more financial loss liability insurance (D&O insurance) was taken out. The Companies shall allow the Managing Director at any time upon his request to inspect the insurance documents and shall present the receipts for the premium payments. This obligation shall continue to be effective also after the termination of this Agreement. The D & O insurance shall provide the same coverage to the Managing Director as in generally provided to all other persons comparably positioned with the Company and group of companies (including without limitation as a director of the parent company of the group of companies).

16.2
Eine Verpflichtung des Geschäftsführers zur Übernahme und Beibehaltung der Geschäftsführung oder sonstigen Positionen in mit der Gesellschaft verbundenen Gesellschaften besteht nur dann, wenn die mit der Gesellschaft verbundene Gesellschaft eine Vermögensschadenhaftpflichtversicherung, die die Voraussetzungen des letzten Absatzes nach Ziffer 16.1 erfüllt, abgeschlossen hat. Dies gilt nicht, wenn der Geschäftsführer auf ähnliche Weise von einer anderen Versicherungs-Police umfasst ist. Der Geschäftsführer hat jederzeit Anspruch auf Einsicht in die Versicherungsunterlagen. Dieses Recht bleibt auch nach Beendigung dieses Vertrages bestehen.

The Managing Director shall only be obliged to take over and maintain the company management or any other positions in companies affiliated with the Company if the company affiliated with the Company has taken out a financial loss liability insurance (D&O insurance) satisfying the requirement of the last sentence of section 16.1. This does not apply if the Managing Director is similarly covered by another insurance policy. The Managing Director can request inspection of the insurance documents at any time. This obligation shall continue to be effective also after the termination of this Agreement.

17	Datenschutz	Data protection
17.1
Der Geschäftsführer ist mit der Erhebung und Verarbeitung personenbezogener Daten, die der Abwicklung des Dienstverhältnisses dienen, einverstanden. Die Erhebung und Verarbeitung erfolgt damit insbesondere zum Zwecke der Gehaltsabrechnung, der Personalplanung und -entwicklung, der Erfassung von Arbeitsfähigkeit und Arbeitsunfähigkeit, der Entgeltfortzahlung, der Arbeitsplatzgestaltung und -bewertung sowie des Erholungsurlaubs.

The Managing Director hereby consents to the collection and processing of personal data necessary for the execution of this Agreement. The data shall therefore, in particular, be collected and processed for the purpose of payroll processing, personnel planning and development, recording of work ability and inability, sickness pay, workplace layout and evaluation as well as paid leave.

17.2
Das Einverständnis erstreckt sich auch darauf, dass diese Daten Dritten zum Zwecke der Weiterverarbeitung im Rahmen der vorstehend beschriebenen Zweckbestimmung im Auftrag der Gesellschaft überlassen werden.
The consent also includes the provision of these personal data to third parties for the purpose of further processing the personal data on behalf of the Company for the purposes described above.
18	Ausschlussfrist	Preclusion period
18.1
Sämtliche Ansprüche aus diesem Vertragsverhältnis und sämtliche Ansprüche, die mit diesem Vertragsverhältnis im Zusammenhang stehen, können gegenüber der anderen Partei nur innerhalb einer Ausschlussfrist von einem Jahr seit Fälligkeit des Anspruches (i.e. schriftlich geltend gemacht werden. Wird ein Anspruch nicht innerhalb dieser Frist schriftlich geltend gemacht, verfällt der Anspruch.

Any and all claims under this Agreement and any and all claims in connection to this contractual relationship can only be asserted towards the other party in writing and within a preclusion period of one year after maturity of the claim. If a claim is not asserted in writing and within this period of time, the claim expires.

18.2
Lehnt die andere Vertragspartei einen geltend gemachten Anspruch ab oder reagiert die andere Vertragspartei auf die Geltendmachung des Anspruches nicht, sind sämtliche Ansprüche aus diesem Vertragsverhältnis und sämtliche Ansprüche, die mit diesem Vertragsverhältnis in Zusammenhang stehen, innerhalb einer Frist von einem Jahr nach Zugang der schriftlichen Geltendmachung gerichtlich geltend zu machen. Wird ein Anspruch nicht innerhalb dieser Frist gerichtlich geltend gemacht, verfällt der Anspruch.

If the other contractual party rejects an asserted claim or if the other party does not react to the assertion of the claim, any and all claims under this contractual relationship and any and all claims in connection to this contractual relationship have to be asserted in court within a period of time of one year after receipt of the written assertion. If a claim is not asserted in court and within this period of time, the claim expires.

18.3	Diese Ausschlussfristen gelten nicht bei der Haftung einer Partei wegen Vorsatz oder grobem Verschulden sowie bei der Verletzung von Leben, Körper und Gesundheit.	These preclusion periods do not apply if a party is liable due to intent or gross negligence as well as in case of injury to life, body or health.
19	Schlussbestimmungen	Final provisions
19.1	Dieser Vertrag regelt das zwischen den Parteien bestehende Anstellungsverhältnis vollständig. Der Vertrag unterliegt deutschem Recht.	This Agreement fully governs the employment relationship between the Parties. This agreement is subject to German law.
19.2
Mündliche Nebenabreden sind nicht getroffen. Individuell vereinbarte Änderungen oder Ergänzungen dieses Vertrags sind formlos wirksam. Sonstige Änderungen, Ergänzungen oder eine Aufhebung dieses Vertrags bedürfen zu ihrer Rechtswirksamkeit der Schriftform. Dies gilt auch für eine Aufhebung des Schriftformerfordernisses.

There are no oral side agreements. Individually agreed amendments or supplements of this Agreement do not require written form. Other amendments, supplements or a termination of this Agreement must be made in writing in order to be legally effective. This also applies to a waiver of this written form requirement.

19.3
Sollte eine Bestimmung dieses Vertrags ganz oder teilweise unwirksam sein oder werden oder sollte sich in diesem Vertrag eine Lücke herausstellen, werden die übrigen Regelungen hierdurch nicht berührt. Anstelle der unwirksamen Bestimmung und zur Ausfüllung von Lücken soll eine angemessene wirksame Regelung gelten, die dem am nächsten kommt, was die Parteien nach dem Sinn und Zweck des Vertrags gewollt haben oder gewollt haben würden, sofern sie diesen Punkt bedacht hätten. Beruht die Unwirksamkeit einer Bestimmung auf einem in ihr angegebenen Maß der Leistung oder der Zeit (Frist oder Termin), soll das der Bestimmung am nächsten kommende rechtlich zulässige Maß an die Stelle treten.

If a provision of this Agreement is or becomes ineffective in whole or in part or if there is an omission in the Agreement, the remaining provisions of this Agreement shall remain unaffected. To replace the ineffective provision and to fill the omission, a reasonable effective provision shall apply which comes closest to what the parties agreed or would have agreed according to the meaning and the purpose of the Agreement if they had considered this issue. If the ineffectiveness of a provision is due to the given measurement of performance or time (time period or deadline), then the provision shall be amended to reflect the closest legally possible measurement.

19.4
Dieser Vertrag wird in einer bilingualen Fassung unterzeichnet. Im Fall von Unterschieden oder unterschiedlichen Auslegungsmöglichkeiten zwischen der deutschen und der englischen Fassung, ist die deutsche Version maßgeblich.

This Agreement will be signed in a bilingual version. In the case of any discrepancies or differing possibilities for interpretation between the German and the English version, the German version shall prevail.

(Ort / Place) (Datum / Date)	(Ort / Place) (Datum / Date)	(Ort / Place) (Datum / Date)

ROFIN-SINAR Laser GmbH, vertreten durch die
Alleingesellschafterin, die ROFIN-SINAR Technologies Europe S.L., diese wiederum vertreten durch Frau Ines Ingrid Modroff-Schwab de Mittelstädt und Herrn Dr. Ulrich Hefter
	CBL Verwaltungsgesellschaft mbH, vertreten durch die Alleingesellschafterin, die ROFIN-SINAR Laser GmbH, diese wiederum vertreten durch Frau Ingrid Mittelstädt und Herrn Dr. Ulrich Hefter	Thomas Merk